Exhibit 99.6

LIBERTY MEDIA CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

	6 MONTHS					10 MONTHS	2 MONTHS
	ENDED					ENDED	ENDED	YEAR ENDED
	JUNE 30,		YEAR ENDED DECEMBER 31,			DECEMBER 31,	FEBRUARY 28,	DECEMBER 31,
	2003	2002	2002	2001	2000	1999	1999	1998
Earnings (losses) before income taxes, minority interest and share of losses of affiliates	$(586)	$(3,992)	$(4,748)	$(5,976)	$6,441	$(2,260)	$203	$2,072
Add:
Interest expense, including amortization of capitalized expenses related to indebtedness	226	215	423	525	246	288	26	104
Estimate of the interest within rental expense	9	11	23	25	17	10	1	9
Distributed income of equity affiliates	2	24	26	7	17	7	2	7

Earnings available for fixed charges	$(349)	(3,742)	(4,276)	(5,419)	6,721	(1,995)	232	2,192

Fixed Charges:
Interest expense, including amortization of capitalized expenses related to indebtedness	$226	215	423	525	246	288	26	104
Estimate of the interest within rental expense	9	11	23	25	17	10	1	9

Total fixed charges	$235	226	446	550	263	298	27	113

Ratio of earnings to fixed charges	—	—	—	—	25.56	—	8.59	19.40
Deficiency	$(584)	(3,968)	(4,722)	(5,969)	—	(2,253)	—	—